Exhibit (a)(1)(i) – Offer to Purchase

Offer by

Federated Premier Intermediate Municipal Income Fund

to Purchase for Cash

Up to 20% of its Outstanding Common Shares

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 11, 2017, UNLESS THE OFFER IS EXTENDED BY THE FUND IN ITS SOLE DISCRETION.

THE OFFER (AS DEFINED HEREIN) IS NOT CONDITIONED UPON FEDERATED PREMIER INTERMEDIATE MUNICIPAL FUND (THE “FUND”) OBTAINING FINANCING OR UPON ANY MINIMUM NUMBER OF COMMON SHARES (AS DEFINED HEREIN) BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE “INTRODUCTION” AND “THE OFFER – CONDITIONS TO THE OFFER.”

NEITHER THE FUND NOR ITS BOARD OF TRUSTEES (“BOARD”), NOR ITS INVESTMENT ADVISER OR INFORMATION AGENT, IS MAKING ANY RECOMMENDATION TO ANY HOLDER OF COMMON SHARES (“COMMON SHAREHOLDER”) AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING COMMON SHARES IN THE OFFER. EACH COMMON SHAREHOLDER IS URGED TO READ THE OFFER DOCUMENTS (AS DEFINED HEREIN) CAREFULLY IN EVALUATING THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR ITS BOARD.

COMMON SHARES TENDERED IN THE OFFER THAT BECAUSE OF PRORATION ARE NOT PURCHASED WILL BE RETURNED AT OUR EXPENSE TO YOU OR TO OTHER PERSONS AT YOUR DISCRETION.

Important Common Shareholder Information

If you wish to tender all or any part of your Common Shares, you should either (i)(a) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed, if required, and mail or deliver the Letter of Transmittal, any original Share Certificates and any other required documents to Computershare Trust Company, N.A., the depositary for the Offer, or (b) deliver such Common Shares pursuant to the procedures for book-entry transfers set forth in the section “The Offer – Procedure for Tendering Common Shares” prior to the expiration date of the Offer or (ii) request your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) to effect the transaction for you. If you have Common Shares registered in the name of a broker or other Nominee Holder, you must contact such broker or other Nominee Holder if you desire to tender your Common Shares.

If you desire to tender your Common Shares and your Common Shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, you may tender such Common Shares by following the procedures for guaranteed delivery set forth in the section “The Offer – Procedure for Tendering Common Shares.”

To tender your Common Shares, you must follow the procedures described in the materials enclosed herewith. The Fund may, in its sole discretion, reject any tender not fully in compliance with these procedures.

A summary of the principal terms of the Offer appears on pages 1-6 hereof.

If you have questions about the Offer, you can contact Georgeson LLC, the information agent for the Offer, at its address or telephone number set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the information agent, or your broker or other Nominee Holder.

IF YOU DO NOT WISH TO TENDER YOUR COMMON SHARES, YOU NEED NOT TAKE ANY ACTION.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

July 14, 2017

Table of Contents

Page

Summary Term Sheet	1
Introduction	7
The Offer	9
1. Terms of the Offer; Expiration Date	9
2. Extension of Tender Period; Termination; Amendment	11
3. Acceptance for Payment and Payment	12
4. Procedure for Tendering Common Shares	13
5. Withdrawal Rights	17
6. Certain Federal Income Tax Consequences	19
7. Price Range of Common Shares; Dividends	33
8. Certain Information Concerning the Fund	23
9. Source and Amount of Funds	24
10. Interest of Trustees and Executive Officers; Transactions and Arrangements Concerning the Common Shares	25
11. Certain Effects of the Offer	25
12. Purpose of the Offer	28
13. Conditions to the Offer	29
14. Plans or Proposals of the Fund; Regulatory Approvals	31
15. Fees and Expenses	31
16. Miscellaneous	32

Summary Term Sheet

This summary term sheet is a brief description of the material provisions of the offer made by Federated Premier Intermediate Municipal Income Fund (NYSE: FPT), a Delaware statutory trust (the “Fund”) (the “Offer”), to purchase for cash up to 20% of its outstanding common shares of beneficial interest, par value $0.01 per share (“Common Shares”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer Documents”). The price to be paid for the Common Shares is an amount per share, net to the seller in cash, equal to 98% of net asset value per share (“NAV”) in U.S. dollars as determined by the Fund as of the close of regular trading on the New York Stock Exchange (“NYSE”) on August 11, 2017, or such later date to which the Offer is extended by the Fund in its sole discretion (the “Expiration Date”).

The following are some of the questions you, as a holder of Common Shares (a “Common Shareholder”), may have and answers to those questions. You should carefully read the Offer Documents in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer Documents.

How Many Shares Is The Fund Offering To Purchase?

The Fund is offering to purchase up to 20% of its outstanding Common Shares (1,396,465 Common Shares) (“Offer Amount”). If the number of Common Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Common Shares tendered. If more Common Shares than the Offer Amount are properly tendered and not withdrawn prior to the date the Offer expires, the Fund will purchase the Offer Amount on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Common Shares). Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Common Shareholders may obtain such preliminary information from Georgeson LLC, the information agent for the Offer (“Georgeson” or “Information Agent”), and may be able to obtain such information from their broker or other Nominee Holder. Common Shareholders cannot be assured that all of their tendered Common Shares will be repurchased. Common Shares tendered in the Offer that is not purchased because of proration will be returned at our expense to you or to other persons at your discretion. See “The Offer – Terms of the Offer; Expiration Date.”

How Much Is The Fund Offering To Pay For My Common Shares And What Is The Form Of Payment? Will I Have To Pay Any Fees Or Commissions?

The price to be paid for the Common Shares is an amount per share, net to the seller in cash, equal to 98% of the NAV in U.S. dollars as determined by the Fund at the close of regular trading on the NYSE on the Expiration Date. On July 6, 2017, the NAV of the Fund was $14.21. Of course, the NAV can change every business day. See “The Offer – Terms of the Offer; Expiration Date,” and “The Offer – Acceptance for Payment and Payment.”

If you tender your Common Shares to us in the Offer, you will not have to pay us brokerage fees, commissions or similar expenses. If you own Common Shares through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Common Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

What Is The Market Value Of My Common Shares As Of A Recent Date?

On July 6, 2017, the closing price of a Common Share of the Fund on the NYSE was $13.64. You should obtain a recent quotation for Common Shares before deciding whether to tender your Common Shares. See “The Offer – Terms of the Offer; Expiration Date.”

How Long Do I Have To Decide Whether To Tender My Common Shares In The Offer?

The Fund’s Offer will expire at 5:00 p.m., New York City time, on August 11, 2017, unless the Offer is extended by the Fund in its sole discretion. If you hold your Common Shares directly, you have until that time to decide whether to tender your Common Shares in the Offer. Further, if you cannot deliver everything required to make a valid tender to Computershare Trust Company, N.A. (“Computershare”), the depositary for the Offer (the “Depositary”), prior to such time, you may be able to use a guaranteed delivery procedure, which is described in “The Offer – Procedure for Tendering Common Shares.” In order to accept the Offer, an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery of Common Shares, or a duly executed and properly completed Letter of Transmittal and any required signature guarantees, and any other required documents (including, without limitation, any original Share Certificates), should be sent to the Depositary such that they are received by the Depositary by 5:00 p.m., New York City time, on August 11, 2017, unless the Offer is extended by the Fund in its sole discretion.

If your Common Shares are registered in the name of your broker or other Nominee Holder, you may need to decide whether to tender your Common Shares in the Offer before 5:00 p.m., New York City time, on August 11, 2017 in order to allow such Nominee Holder time to tender your Common Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Common Shares and provide to such Nominee Holder any other required materials.

The Fund may, in its sole discretion, extend the Offer at any time. If it does, the Fund will determine the purchase price as of the close of ordinary trading on the NYSE on the new expiration date. See “—Can The Offer Be Extended And Under What Circumstances” and “—How Will I Be Notified If The Offer Is Extended?”

Does The Fund Have The Financial Resources To Make Payment?

Yes. Assuming the Fund would purchase 20% of its outstanding Common Shares at 98% of the July 6, 2017 NAV, the total cost, not including fees and expenses incurred in connection with the Offer, would be approximately $19,446,892.45 for the Fund. The Fund intends to use cash on hand and also is likely to sell portfolio securities to pay the purchase price for Common Shares tendered. The Fund does not anticipate borrowing money to finance the purchase of Common Shares in the Offer. See “The Offer – Source and Amount of Funds.”

How Do I Tender My Shares In The Offer?

To tender Common Shares held directly in the Offer, you must deliver a completed Letter of Transmittal and any original Share Certificates for those Common Shares to the Depositary so that they are received by the Depository no later than the time the Offer expires. If your Common Shares are held in street name by your broker or other Nominee Holder, such nominee can tender your Common Shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the Depositary prior to the expiration date of the Offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution to guarantee that the missing items will be received by the Depositary within three trading days. However, the Depositary must receive the missing items within that three trading day period. See “The Offer – Procedure for Tendering Common Shares.”

When And How Will I Be Paid For My Tendered Common Shares In The Offer?

The Fund will pay in U.S. dollars, for all validly tendered and not withdrawn Common Shares, subject to the proration provisions noted in the Offer, promptly after the Expiration Date for the Offer, subject to the satisfaction or waiver of the conditions to the Offer, as set forth in “The Offer – Conditions to the Offer.” The Fund, however, does reserve the right, in its sole discretion, to delay payment for Common Shares pending receipt of any regulatory or governmental approvals to the Offer as described under the caption “The Offer – Plans or Proposals of the Fund; Regulatory Approvals.” The Fund will pay for your validly tendered and not withdrawn Common Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Common Shares will be made only after timely receipt by the Depositary of any original Share Certificates for the Common Shares and a properly completed and duly executed Letter of Transmittal or, for Common Shares held in street name, confirmation of a book-entry transfer of such Common Shares, and any other required documents (as described in “The Offer – Procedure for Tendering Common Shares”).

Until What Time Can I Withdraw Tendered Common Shares In The Offer?

You can withdraw tendered Common Shares at any time until the Offer has expired and, if the Fund has not agreed to accept your Common Shares for payment by September 8, 2017, you can withdraw them at any time after such time until the Fund accepts Common Shares for payment. See “The Offer – Withdrawal Rights.”

If your Common Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Common Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Common Shares.

In order to accept the Offer, an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery of Common Shares, or a duly executed and properly completed Letter of Transmittal and any required signature guarantees, and any other required documents (including, without limitation, any original Share Certificates), should be sent to the Depositary such that they are received by the Depositary by 5:00 p.m., New York City time, on August 11, 2017, unless the Offer is extended by the Fund in its sole discretion.

How Do I Withdraw Tendered Common Shares In The Offer?

To withdraw tendered Common Shares, you must deliver a written notice of withdrawal (a form of which can be provided upon request from Georgeson, the information agent for the Offer) with the required information to the Depositary, while you have the right to withdraw the Common Shares. If your Common Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Common Shares.

Withdrawals of tenders of Common Shares may not be rescinded, and any Common Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of an Offer. However, withdrawn Common Shares may be retendered by following one of the procedures described in the section “The Offer – Procedure for Tendering Common Shares” of this Offer to Purchase at any time prior to the Expiration Date. See “The Offer – Withdrawal Rights.”

Will I Have To Pay Taxes If The Fund Purchases My Common Shares In The Offer?

Generally, your sale of Common Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, the sale of your Common Shares for cash will be treated either as (1) a sale or exchange of your Common Shares, or (2) a distribution with respect to the Common Shares that are potentially taxable as a dividend. See “The Offer – Certain Federal Income Tax Consequences.”

You are urged to consult with your own tax advisor to determine the tax consequences of participating in the Offer.

What Is The Purpose Of The Offer?

The Offer was considered as part of the Board’s ongoing review of available options to enhance Common Shareholder value, address the discount at which the Fund’s Common Shares have traded and provide liquidity. The Board, upon recommendation from the Fund’s investment adviser, Federated Investment Management Company (“Federated”), approved the Fund conducting the Offer and thereafter reorganizing the Fund, on a tax-free basis, into Federated Premier Municipal Income Fund (NYSE: FMN) (the “Reorganization”), another closed-end fund managed by Federated with identical investment objectives and substantially similar investment strategies. The Board and Federated believe that the Offer would provide a liquidity opportunity and a potential alternative to such a Reorganization if desired as Common Shareholders could exit at least a portion of their position in the Fund at a price that may be higher than what they could get in the secondary market at the time. The Offer also resolved shareholder proposals and Trustee nominations from a large Common Shareholder. See “The Offer – Purpose of the Offer.”

Please bear in mind that neither the Fund nor its Board, nor Federated or the information agent, has made any recommendation as to whether or not you should tender your Common Shares. Common Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Common Shares and, if so, how many Common Shares to tender.

Are There Any Conditions To The Offer?

The Offer is not conditioned upon the Fund obtaining financing or upon any minimum number of Common Shares being tendered. The Offer is, however subject to certain other conditions as described in “The Offer – Conditions to the Offer.”

If I Decide Not To Tender My Common Shares In The Offer, How Will The Offer Affect My Common Shares?

If you decide not to tender your Common Shares, you will still own the same number of Common Shares, and the Fund will still be a public company listed on the NYSE. However, you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Common Shares. These risks may include, among others, greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Common Shares repurchased, and may have an adverse effect on the Fund’s leverage position and investment performance. The purchase of Common Shares in the Offer may reduce the number of Common Shareholders and will reduce the number of Common Shares that might otherwise trade publicly. This could adversely affect the liquidity and market value of the remaining Common Shares the public holds. See “The Offer – Certain Effects of the Offer.”

Can The Offer Be Extended And Under What Circumstances?

The Offer may be extended in the Fund’s sole discretion for any period to the extent required or permitted by law or by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer, and after the initially scheduled expiration date of the Offer if, upon any expiration of the Offer, any condition to the Offer is not satisfied and there is a reasonable basis to believe that such condition could be satisfied. See “The Offer – Extension of Tender Period; Termination; Amendment.”

How Will I Be Notified If The Offer Is Extended?

If the Fund decides to extend the Offer, the Fund will inform the Depositary and the Information Agent of that fact and will make a public announcement of the extension, not later than 9:30 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See “The Offer – Extension of Tender Period; Termination; Amendment.”

Who Can I Talk To If I Have Questions About The Offer?

If you own Common Shares through a broker or other Nominee Holder, you can call your broker or other Nominee Holder. You can also call Georgeson, the information agent, toll free at (866) 856-6388.
To the Holders of Common Shares:

Introduction

Federated Premier Intermediate Municipal Income Fund (NYSE: FPT), a Delaware statutory trust (the “Fund”), hereby offers to purchase for cash up to 20% of its outstanding common shares, par value $0.01 per share (the “Common Shares”) (the “Offer”). The Offer is upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer Documents”). The price to be paid for the Common Shares is an amount per share, net to the seller in cash, equal to 98% of the net asset value per share (“NAV”) in U.S. dollars as determined by the Fund at the close of regular trading on the New York Stock Exchange (the “NYSE”) on August 11, 2017, or such later date to which the Offer is extended by the Fund in its sole discretion (the “Per Share Amount”).

The Fund is making the Offer to all holders of its Common Shares (“Common Shareholders”). The Offer is not conditioned upon the receipt of financing or upon any minimum number of Common Shares being tendered. The Offer is subject to certain other conditions as described in “The Offer – Conditions to the Offer.”

Common Shares tendered in the Offer that, because of proration, are not purchased will be returned at our expense to you or to other persons at your discretion.

Neither the Fund nor its Board of Trustees (“Board”), nor its investment adviser or information agent, is making any recommendation to any Common Shareholder as to whether to tender or refrain from tendering Common Shares in the Offer. The Common Shareholder is urged to read the Offer Documents carefully in evaluating the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund or its Board.

You will not be obligated to pay brokerage fees, commissions or, except as set forth in “The Offer – Terms of the Offer; Expiration Date,” stock transfer taxes on the sale of Common Shares pursuant to the Offer. However, if you own Common Shares through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other Nominee Holder tenders your Common Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply. The Fund will pay all charges and expenses of Computershare Trust Company, N.A., the depositary (the “Depositary”), and Georgeson LLC, the information agent (the “Information Agent”) for the Offer, incurred in connection with the Offer. See “The Offer – Fees and Expenses.” The receipt of cash for Common Shares purchased by the Fund pursuant to the Offer generally will be a taxable transaction for federal income tax purposes. In addition, if you fail to complete, sign and return to the Depositary the Substitute IRS Form W-9 that is included with the Letter of Transmittal (or, in the case of certain non-U.S. Common Shareholders, an IRS Form W-8), you may be subject to backup withholding on the gross proceeds otherwise payable to you pursuant to the Offer, and certain non-U.S. Common Shareholders may be subject to income tax withholding on those proceeds. See “The Offer – Certain Federal Income Tax Consequences.”

Common Shareholders who determine not to tender their Common Shares in the Offer should consider that the Fund will not be limited in its right to issue additional Common Shares, and other equity securities in the future. In determining whether to tender Common Shares pursuant to the Offer, Common Shareholders should also consider the possibility that they may be able to sell their Common Shares in the future on the NYSE or otherwise at a net price higher than the Per Share Amount. The Fund can give no assurance, however, as to the price at which a Common Shareholder may be able to sell their Common Shares in the future. See “The Offer – Certain Effects of the Offer.”

You are urged to obtain current market quotations for the Common Shares. Common Shareholders may obtain NAV quotations for Common Shares on the Fund’s adviser’s website at http://www.federatedinvestors.com/FII/closedendfunds/details/performance.do?fundshareid=7358&basketid=10462 or by contacting Georgeson LLC, the information agent for the Offer (“Information Agent”), at 1-866-856-6388 (toll free) Monday - Friday 9:00 a.m. to 11:00 p.m. New York City time, and Saturday 12:00 p.m. to 6:00 p.m., New York City time, prior to 5:00 p.m., New York City time, on the Expiration Date.

The Fund’s Common Shares are listed and traded on the NYSE under the ticker symbol “FTP.” As of July 6, 2017, the Fund had 6,982,324 outstanding Common Shares; its NAV was $14.21; and its closing market price on the NYSE was $13.64.

THE OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

If you do not wish to tender your Common Shares, you need not take any action.

The Offer

1.	Terms of the Offer; Expiration Date

Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment and pay cash for up to 20% of the Fund’s outstanding Common Shares (the “Offer Amount”), or 1,396,465 Common Shares in the aggregate, validly tendered and not withdrawn prior to the Expiration Date (as defined below). The Fund reserves the right, in its sole discretion, to extend the Offer to a later Expiration Date. The price to be paid for the Common Shares is an amount per share, net to the seller in cash, equal to 98% of the NAV U.S. dollars as determined by the Fund at the close of regular trading on the NYSE on August 11, 2017, or such later date to which the Offer is extended by the Fund in its sole discretion. Common Shareholders can check the Fund’s investment adviser’s website at http://www.federatedinvestors.com/FII/closedendfunds/details/performance.do?fundshareid=7358&basketid=10462 or contact Georgeson LLC, the information agent for the Offer (“Information Agent”), at 1-866-856-6388 (toll free) Monday - Friday 9:00 a.m. to 11:00 p.m. New York City time, and Saturday 12:00 p.m. to 6:00 p.m., New York City time, prior to 5:00 p.m., New York City time, on the Expiration Date, to obtain NAV quotations for the Common Shares. Common Shareholders tendering Common Shares shall be entitled to receive all dividends declared (and for which a record date will have occurred) on or before the Expiration Date, but not yet paid on Common Shares tendered pursuant to the Offer. See “The Offer – Price Range of Common Shares; Dividends.” Under no circumstances will interest be paid on the tender price for tendered Common Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Common Shares.

If the Common Shares tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Common Shares so tendered. In such a case, Common Shareholders in the Fund’s Distribution Reinvestment Plan (the “DRIP”) who properly tender all their Common Shares and do not withdraw such tender, will be deemed to have given instructions under the DRIP to receive their last distribution in cash. If more than the Offer Amount for the Fund is tendered pursuant to the Offer and not withdrawn, the Fund will purchase the Offer Amount on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Common Shares) based on the number of Common Shares properly tendered and not withdrawn by each Common Shareholder prior to the Expiration Date. Common Shareholders in the DRIP who want to tender all their Common Shares should contact the DRIP Agent or their broker or other Nominee Holder to ensure that they properly tender all Common Shares received through the DRIP. See “The Offer – Acceptance for Payment and Payment.” The Fund may determine, in its sole discretion, not to purchase any Common Shares because one or more conditions described in the section “The Offer – Conditions to the Offer” of this Offer to Purchase are not met.

With respect to the Offer, “Expiration Date” means 5:00 p.m., New York City time, on August 11, 2017, unless the Fund in its sole discretion extends the period of time for which the Offer is open, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

Common Shareholders should consider the relative costs of tendering Common Shares at a 2% discount to NAV pursuant to the Offer or selling Common Shares at the market price with the associated transaction costs.

A Common Shareholder in the DRIP who properly tenders all his or her Common Shares and does not withdraw such tender, will be deemed to have given instructions under the DRIP to receive his or her last distribution in cash.

Except as described herein, withdrawal rights expire on the Expiration Date. The Fund currently does not contemplate extending the Offer or increasing the Common Shares covered by the Offer if more than the Offer Amount is tendered.

The Offer is being made to all Common Shareholders of the Fund and is not subject to the receipt of financing or upon any minimum number of Common Shares being tendered in the Offer. The Offer is subject to other conditions as described in “The Offer – Conditions to the Offer.”

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:30 a.m., New York City time, on the next business day after the then-current scheduled Expiration Date. There can be no assurance, however, that the Fund will exercise its right to extend the Offer. If the Fund decides, in its sole discretion, to decrease the number of Common Shares being sought and, at the time that notice of such decrease is first published, sent or given to Common Shareholders in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period. During any extension, all Common Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Common Shareholder to withdraw his or her Common Shares.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During the extension, all Common Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Common Shareholder to withdraw his or her Common Shares.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:30 a.m., New York City time, on the next business day after the initially scheduled Expiration Date.

Tendering Common Shareholders will not be obligated to pay transfer taxes on the purchase of Common Shares by the Fund, except as set forth below. If payment of the purchase price is to be made to, or Common Shares not tendered or not purchased is to be returned in the name of, any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Common Shares to the Fund pursuant to the Offer, then the amount of any stock or share transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

As of July 6, 2017, the Fund had 6,982,324 outstanding Common Shares. As of July 6, 2017, the Trustees and executive officers of the Fund, in the aggregate, owned less than 1% of the outstanding Common Share of the Fund. The Fund has been advised that no Trustees or executive officers of the Fund currently intend to tender any Common Shares pursuant to the Offer.

2.	Extension of Tender Period; Termination; Amendment

The Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Fund elects to extend the tender period, the NAV for the Common Shares tendered will be computed as of the close of ordinary trading on the NYSE on the new Expiration Date. During any such extension, all Common Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, in its sole discretion, to (a) terminate the Offer and not to purchase or pay for any Common Shares or, subject to applicable law, postpone payment for Common Shares upon the occurrence of any of the conditions specified in the section “The Offer – Conditions to the Offer” of this Offer to Purchase; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:30 a.m. New York City time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Common Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including, without limitation, the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Common Shares, or the Fund increases or decreases the number of Common Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

3.	Acceptance for Payment and Payment

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash in U.S. dollars for, Common Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with the section “The Offer – Withdrawal Rights” of the Offer to Purchase, promptly after the Expiration Date of the Offer. In addition, the Fund reserves the right, subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for Common Shares pending receipt of any regulatory or governmental approvals to the Offer as described under the caption “The Offer – Plans or Proposals of the Fund; Regulatory Approvals.” For a description of the Fund’s right to terminate the Offer and not accept for payment or pay for Common Shares or to delay acceptance for payment or payment for Common Shares, see “The Offer – Extension of Tender Period; Termination; Amendment.”

For purposes of the Offer, the Fund shall be deemed to have accepted for payment tendered Common Shares when, as and if that Fund gives oral or written notice of its acceptance to the Depositary. The Fund will pay for Common Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from the Fund and transmitting such payments to you. In all cases, payment for Common Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Common Shares via any original Share Certificates, the Direct Registration System (“DRS”), or a confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer – Procedure for Tendering Common Shares”), a properly completed and duly executed Letter of Transmittal or Agent’s Message and any other required documents. Accordingly, payment may be made to tendering Common Shareholders at different times if delivery of the Common Shares and other required documents occurs at different times. For a description of the procedure for tendering Common Shares pursuant to the Offer, see “The Offer – Procedure for Tendering Common Shares.” Pursuant to the Offer, Common Shares that have been tendered and accepted for payment by the Fund will constitute authorized but unissued Common Shares.

Under no circumstances will the Fund pay interest on the consideration paid for Common Shares pursuant to the Offer, regardless of any delay in making such payment. If the Fund increases the consideration to be paid for Common Shares pursuant to the Offer, that Fund will pay such increased consideration for all Common Shares purchased pursuant to the Offer.

If any tendered Common Shares are not purchased pursuant to the Offer for any reason, including, without limitation, as a result of the proration procedures described below, or if more Common Shares are submitted than are tendered, such unpurchased Common Shares will be returned to an account held through the DRS or, in the case of Common Shares evidenced by Share Certificates or tendered by book-entry transfer, via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you or to other persons at your discretion, as promptly as practicable following the expiration or termination of the Offer.

If any tendered Common Shares evidenced by Share Certificates are not purchased pursuant to the Offer or are properly withdrawn, or if fewer than all Common Shares evidenced by a Common Shareholder’s Share Certificates are tendered, Share Certificates for unpurchased Common Shares will not be returned. In such case, Common Shares evidenced by Share Certificates will be credited to the appropriate account maintained by the tendering Common Shareholder at the Book-Entry Transfer Facility. In each case, the Fund will not charge the Common Shareholder for costs incurred returning or crediting the Common Shares to the Common Shareholder.

If more than the Offer Amount for the Fund is validly tendered and not withdrawn prior to the Expiration Date, the Fund will accept for payment and pay for only the Offer Amount on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Common Shares) based on the number of Common Shares properly tendered by each Common Shareholder prior to or on the Expiration Date and not withdrawn. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Common Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their broker or other Nominee Holder. Unless otherwise indicated on the Letter of Transmittal, any properly tendered Common Shares that are not accepted for payment and paid for because of proration will be returned at our expense to you or to other persons at your discretion.

If the Fund is delayed in its acceptance for payment of, or in its payment for, Common Shares, or is unable to accept for payment or pay for Common Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Common Shares, and such Common Shares may not be withdrawn, unless and except to the extent tendering Common Shareholders are entitled to withdrawal rights as described in the section “The Offer – Withdrawal Rights” of this Offer to Purchase.

The price to be paid for the Common Shares is an amount per share, net to the seller in cash, equal to 98% of the NAV in U.S. dollars as determined by the Fund at the close of regular trading on the NYSE on August 11, 2017, or such later date to which the Offer is extended by the Fund in its sole discretion.

If you own Common Shares through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Common Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

4.	Procedure for Tendering Common Shares

To tender Common Shares pursuant to the Offer, either (i) the Depositary must timely receive at one of its addresses set forth on the back cover of the Offer to Purchase (A) a properly completed and duly executed Letter of Transmittal, any original Share Certificates and any other documents required by the Letter of Transmittal or (B) for Common Shares held at The Depository Trust Company, delivery of such Common Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below)), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

Common Shareholders whose Common Shares are registered in the name of a broker or other Nominee Holder should contact such Nominee Holder if they desire to tender their Common Shares. Such Common Shareholders may need to inform their brokers or other Nominee Holders of any decision to tender Common Shares, and deliver any required materials, such that a broker or other intermediary may tender the Common Shares before 5:00 p.m., New York City time, on August 11, 2017, unless extended by the Fund in its sole discretion. You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender Common Shares and to deliver any required materials to them in order to tender your Common Shares.

If the Letter of Transmittal or any stock or share powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

Letters of Transmittal and any original Share Certificates should be sent to the Depositary; they should not be sent or delivered to the Fund, the Information Agent or the Book-Entry Transfer Facility (as defined below). Any documents delivered to the Fund, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and, therefore, will not be deemed to have been properly tendered.

Book-Entry Delivery. The Depositary will make a request to establish an account with respect to the Common Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Common Shares may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that are the subject of such book-entry confirmation which such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including, without limitation, most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including, without limitation, the Securities Transfer Agents Medallion Program (STAMP) (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (i)(a) the Letter of Transmittal is signed by the registered holder(s) of the Common Shares tendered herewith exactly as the name of such holder(s) appears on the Direct Registration Account(s), (b) payment and delivery are to be made directly to such holder(s) and (c) such holder(s) have not completed the instruction entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Common Shares are tendered for the account of an Eligible Institution.

If a Share Certificate evidencing Common Shares is registered in the name of a person other than the person executing the Letter of Transmittal or you are completing either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the Letter of Transmittal, then: (i) your Share Certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the Share Certificates; and (ii) the signature on (A) the Letter of Transmittal and (B) your endorsed Share Certificates or stock power must be guaranteed by an eligible guarantor institution.

Guaranteed Delivery. If you wish to tender Common Shares pursuant to the Offer and cannot deliver such Common Shares (including, without limitation, the any original Share Certificates) and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Common Shares if all of the following conditions are met:

(i)       for Common Shares held in street name, such tender is made by or through an Eligible Institution;

(ii)       a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary (as provided below) by the Expiration Date; and

(iii)       a properly completed and duly executed Letter of Transmittal (and any Share Certificates, if any) (or facsimile thereof) with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal and any original Share Certificates or, for Common Shares held in street name, confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. The method of delivery of Common Shares and all other required documents, including, without limitation, through the Book-Entry Transfer Facility, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Tax Withholding. Under the federal income tax law, the Depositary will be required to withhold 28% of any amounts otherwise payable to an individual or certain non-corporate Common Shareholders pursuant to the Offer (“backup withholding”) unless the Common Shareholder provides the Depositary with a correct taxpayer identification number and certifies that the Common Shareholder is not subject to backup withholding by completing, signing and returning the Substitute IRS Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary n applicable Form W-8, completed and signed, prior to receipt of any payment in order to avoid income tax withheld at the rate of 30% (or lower treaty rate).

Validity. The Fund will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including, without limitation, time of receipt) and acceptance for payment of any tender of Common Shares, and its determination shall be final and binding. The Fund reserves the absolute right, in its sole discretion, to reject any or all tenders of Common Shares that the Fund determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender of Common Shares. The Fund’s interpretation of the terms and conditions of the Offer will be final and binding. None of the Fund, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The tender of Common Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Common Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Common Shares complies with Rule 14e-4, and (iii) you have the full power and authority to tender, sell, assign and transfer the Common Shares tendered, as specified in the Letter of Transmittal or otherwise. The Fund’s acceptance for payment of Common Shares tendered by you pursuant to the Offer will constitute a binding agreement between that Fund and you with respect to such Common Shares, upon the terms and subject to the conditions of the Offer.

By submitting the Letter of Transmittal and any original Share Certificates or making the book-entry transfer of Common Shares as described above, subject to, and effective upon, acceptance for payment of the Common Shares tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Common Shares in accordance with the terms of the Offer, the tendering Common Shareholders shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Common Shares that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Common Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Common Shares (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Common Shares (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Common Shareholder, of the purchase price; (b) present such Common Shares (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund; and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Common Shares (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Common Shareholder with respect to such Common Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Common Shareholder (and, if given, will not be effective).

By submitting the Letter of Transmittal and original Share Certificates or making the book-entry transfer of Common Shares as described above, and in accordance with the terms and conditions of the Offer, the tendering Common Shareholder also shall be deemed to represent and warrant that: (a) the tendering Common Shareholder has full power and authority to tender, sell, assign and transfer the tendered Common Shares (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Common Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Common Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Common Shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Common Shares (and any and all dividends, distributions, other shares or securities or rights declared or issuable in respect of such Common Shares after the Expiration Date); and (d) the tendering Common Shareholder has read the Offer Documents and agreed to all of the terms of the Offer.

Lost or Destroyed Share Certificates. If you had received a Share Certificate for your Common Shares and your Share Certificate for part or all of your Common Shares has been lost, stolen, misplaced or destroyed, you should contact Computershare Trust Company, N.A., the transfer agent of the Fund, at (800)-730-6001, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Common Shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the Share Certificates may be subsequently recirculated. You are urged to contact the Depositary immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

5.	Withdrawal Rights

You may withdraw tenders of Common Shares made pursuant to the Offer at any time prior to the Expiration Date. If your Common Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Common Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Common Shares. After the Expiration Date, such tenders are irrevocable, except that they may be withdrawn after September 8, 2017 unless such Common Shares are accepted for payment as provided in the Offer. If the Fund, in its sole discretion, extends the period of time during which the Offer is open or are delayed in accepting for payment or paying for Common Shares pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depositary may, on the Fund’s behalf, retain all Common Shares tendered, and such Common Shares may not be withdrawn except as otherwise provided in this section.

To withdraw tendered Common Shares, a written transmission of a notice of withdrawal (a form of which can be provided upon request from the Information Agent) with respect to the Common Shares must be received by the Depositary at its address set forth on the back cover of the Offer to Purchase by the Expiration Date, and the notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn and the number of Common Shares to be withdrawn and the name of the registered holder of Common Shares, if different from that of the person who tendered such Common Shares. If the Common Shares to be withdrawn has been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Common Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Common Shares. In addition, such notice must specify, in the case of Common Shares tendered by DRS transaction, the name of the registered holder (if different from that of the tendering Common Shareholder) and the number of Common Shares to be withdrawn or, in the case of Common Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares. Withdrawals may not be rescinded, and Common Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Common Shares may be re-tendered by again following one of the procedures described in “The Offer – Procedure for Tendering Common Shares” at any time prior to the Expiration Date. If your Common Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Common Shares.

The Fund will determine, in its sole discretion, all questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal, and the Fund’s determination shall be final and binding. None of the Fund, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing Common Shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

6.	Certain Federal Income Tax Consequences

The following is a general summary of certain, but not all, federal income tax consequences of the Offer to holders of Common Shares whose shares are tendered and accepted for payment pursuant to the Offer. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary, and proposed Treasury Department regulations thereunder, Internal Revenue Service (“IRS”) pronouncements and judicial decisions, all as currently in effect and any or all of which may be changed (possibly with retroactive effect) by later legislative, judicial or administrative action. The discussion does not address all aspects of federal income taxation that may be relevant to a holder’s particular circumstances or to a holder subject to special treatment under the federal income tax law (such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, Common Shareholders holding Common Shares as part of a conversion transaction or hedge or hedging transaction or as a position in a straddle for tax purposes, and certain U.S. expatriates). In addition, the discussion below does not consider the effect of state, local, foreign or other tax laws that may apply to particular holders. The discussion assumes that the tendered Common Shares are held as “capital assets” as defined in Code section 1221.

Each Common Shareholder should consult its own tax advisor as to the particular federal income tax consequences to the Common Shareholder of participating in the Offer and the applicability and effect of state, local foreign or other tax laws.

The tax treatment of a holder that tenders Common Shares in the Offer will depend on whether the Common Shareholder’s receipt of cash for those shares pursuant to the Offer is treated as a sale or exchange thereof or instead as a distribution with respect to the Fund’s Common Shares that are actually or constructively owned by the holder.

U.S. Holders. As used herein, the term “U.S. Holder” means any Common Shareholder who or that is, for federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity treated as such that is created or organized in or under the laws of the United States (3) any estate, the income of which is subject to federal income taxation regardless of its source, or (4) any trust, the administration of which is subject to the primary supervision of a U.S. court and for which) one or more U.S. persons have the authority to control all substantial decisions.

Characterization of the Sale of Common Shares Pursuant to the Offer. The sale of Common Shares by a U.S. Holder pursuant to the Offer will be treated as a “sale or exchange” for those shares for federal income tax purposes only if the receipt of cash on that sale:

1.	is “substantially disproportionate” with respect to the U.S. Holder;
2.	is in “complete redemption” of all of the Fund’s shares owned by the U.S. Holder; or
3.	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

If a U.S. Holder’s sale of Common Shares pursuant to the Offer is not treated for federal income tax purposes as such a sale or exchange, the sale instead will be taxable as a dividend to the U.S. Holder to the extent of the holder’s allocable share of the Fund’s current and accumulated earnings and profits, as calculated under federal tax principles (“E&P”).

In determining whether any of the above three tests is satisfied, a U.S. Holder must take into account not only shares the holder actually owns, but also shares that the holder constructively owns within the meaning of Code section 318. Further, contemporaneous dispositions or acquisitions of the Fund’s shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction that will be taken into account in determining whether any of the three tests has been satisfied.

1.	“Substantially Disproportionate”

The Fund’s purchase of Common Shares pursuant to the Offer will be substantially disproportionate with respect to a U.S. Holder if the percentage of the Fund’s outstanding voting shares actually and constructively owned by the U.S. Holder immediately after the purchase is less than 80% of the percentage of the Fund’s outstanding voting shares owned by the U.S. Holder determined immediately before the purchase. In no event will a purchase of Common Shares be substantially disproportionate with respect to a U.S. Holder that owns 50% or more of the Fund’s total combined voting power immediately after the conclusion of the Offer.

2.	“Complete Redemption”

The purchase of Common Shares pursuant to the Offer will result in a complete redemption of a U.S. Holder’s shares if (i) all of the Fund’s shares actually owned by the U.S. Holder are sold pursuant to the Offer, (ii) all of the Fund’s shares constructively owned by the U.S. Holder are sold pursuant to the Offer or, with respect to shares owned by certain related individuals, the U.S. Holder is entitled to waive and effectively waives, in accordance with Code section 302(c), attribution of the Fund’s shares that otherwise would be considered as constructively owned by the U.S. Holder and (iii) after the Fund’s shares are sold the U.S. Holder does not actually or constructively (taking into account the effect of a waiver of constructive ownership as provided in clause (ii)) own any other class of the Fund’s shares. U.S. Holders wishing to satisfy the complete redemption test through waiver of the constructive ownership rules should consult their tax advisors.

3.	“Not Essentially Equivalent to a Dividend”

The purchase of Common Shares pursuant to the Offer will be treated as not essentially equivalent to a dividend if the reduction in the U.S. Holder’s proportionate interest in the Fund’s shares as a result of the purchase constitutes a “meaningful reduction” of the U.S. Holder’s percentage interest in the Fund. Whether the receipt of cash by a U.S. Holder who sells Common Shares pursuant to the Offer will result in such a meaningful reduction will depend upon the U.S. Holder’s particular facts and circumstances. Generally, even a small reduction in the percentage ownership interest of a U.S. Holder whose relative shares interest in a publicly held company (such as the Fund) is minimal and who exercises no control over the company’s business should constitute a meaningful reduction. U.S. Holders should consult their own tax advisors regarding the application of this test to their particular circumstances.

Assuming any of the above three tests is satisfied with respect to the Fund’s purchase of Common Shares from a U.S. Holder pursuant to the Offer, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash it receives and the holder’s tax basis in the Common Shares that are purchased. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Common Shares sold were held for more than one year. Capital loss can generally only be used to offset capital gain. Long-term capital gain of a U.S. individual or certain other non-corporate Common Shareholders (each, an “individual”) is subject to a maximum 15% (or 20% if the Common Shareholder’s taxable income exceeds a certain threshold) federal income tax rate.

As noted above, if none of the three tests is satisfied with respect to the Fund’s purchase of Common Shares from a U.S. Holder pursuant to the Offer, the U.S. Holder will be treated as having received a distribution from the Fund with respect to the U.S. Holder’s shares in an amount equal to the cash the holder receives pursuant to the Offer. The distribution will likely be treated as an ordinary income dividend, a capital gain dividend and/or a non-taxable return of capital distribution, depending, in part, on the amount of the Fund’s current or accumulated E&P, as determined under federal income tax principles. The amount treated as a dividend would not be expected to be “qualified dividend income” eligible for reduced income tax rates. Any portion of a distribution that would be classified as a dividend but for the fact that it exceeds the Fund’s current or accumulated E&P will reduce the U.S. Holder’s tax basis in its Common Shares until that basis is brought to zero and then as gain from the sale or exchange of such Common Shares. Any basis of a U.S. Holder in Common Shares surrendered pursuant to the Offer that is not reduced as described in the preceding sentence generally will be added to its basis in its retained shares of the Fund’s shares.

Foreign Holders. As used herein, the term “Foreign Holder” means any Common Shareholder other than a U.S. Holder. The following discussion does not address the federal income tax consequences to Foreign Holders that beneficially held more than 5% of the Fund’s shares at any time. Any Foreign Holders should consult their own tax advisers regarding the federal income tax consequences of the Offer. Except as described below and subject to the discussions below concerning backup withholding, a Foreign Holder will not be subject to federal income tax on gains realized on the sale of Common Shares pursuant to the Offer unless (i) the gain is effectively connected with the Foreign Holder’s conduct of a trade or business within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Foreign Holder or (ii) in the case of an individual Foreign Holder, he or she is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are present.

To the extent a portion of the sales proceeds paid pursuant to the Offer is treated as a dividend, such portion will be subject to a 30% federal withholding tax unless that rate is reduced by an applicable income tax treaty between the United States and the Foreign Holder’s country of residence and the Foreign Holder submits proper evidence on the applicable Form W-8, or other applicable form(s), that such Foreign Holder qualifies for benefits under such treaty. In lieu of the 30% (or lower treaty rate, if applicable) withholding tax, a Foreign Holder will be subject to federal income tax on the portion, if any, of a payment pursuant to the Offer that is treated as a dividend and that is effectively connected with the Foreign Holder’s conduct of a trade or business within the United States.

Foreign Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax law to their sale of Common Shares pursuant to the Offer.

Backup Withholding. Payments to U.S. Holders pursuant to the Offer generally will be subject to information reporting requirements. To avoid the imposition of backup withholding (see the next paragraph), a U.S. Holder should complete the Substitute IRS Form W-9 provided in the Letter of Transmittal and either (i) provide the holder’s correct taxpayer identification number (“TIN”), which, in the case of an individual U.S. Holder, is his or her social security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain U.S. Common Shareholders (including, among others, corporations, individual retirement accounts and certain foreign individuals) are exempt from these backup withholding and information reporting requirements. However, a non-resident alien or foreign entity not subject to backup withholding must give the Depositary an applicable Form W-8, completed and signed, prior to receipt of any payment to avoid withholding.

A U.S. Holder must provide the Depositary with the correct TIN or an adequate basis for exemption, to avoid being subject to backup withholding at a rate of 28% imposed on the gross proceeds otherwise payable to the U.S. Holder pursuant to the Offer (regardless of the amount of gain or loss the U.S. Holder may realize from the proceeds). If backup withholding results in an overpayment of taxes, a refund or credit may be obtained only directly from the IRS, provided that the required information is provided to the IRS.

This tax discussion is included for general information only. The tax consequences of the receipt of cash pursuant to the Offer may vary depending on, among other things, the particular circumstances of the tendering Common Shareholder. No information is provided as to the state, local, foreign or other tax consequences of the Offer. Common Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local, foreign and other tax consequences to them of tendering Common Shares under the Offer and the effect of the constructive ownership rules mentioned above.

7.	Price Range of Common Shares; Dividends

The Common Shares are listed and traded on the NYSE. The following table sets forth for the periods indicated the high and low closing sales prices per Common Share on the NYSE based on published financial sources.

		High	Low
2015
	Third Quarter	$13.28	$12.77
	Fourth Quarter	$13.51	$13.07
2016
	First Quarter	$13.87	$13.27
	Second Quarter	$14.70	$13.82
	Third Quarter	$14.72	$13.94
	Fourth Quarter	$14.12	$12.60
2017
	First Quarter	$13.17	$12.66
	Second Quarter	$13.71	$13.12

The closing price on the NYSE of the Common Shares of the Fund on July 6, 2017 was $13.64.

Common Shareholders tendering Common Shares shall be entitled to receive all dividends declared (and for which a record date will have occurred) on or before the Expiration Date, but not yet paid, on Common Shares tendered pursuant to the Offer. The amount and frequency of dividends in the future will depend on circumstances existing at that time. Common Shareholders in the DRIP who want to tender all their Common Shares should contact the DRIP Agent or their broker or other Nominee Holder to ensure that they properly tender all Common Shares received through the DRIP.

A Common Shareholder in the DRIP who properly tenders all his or her Common Shares and does not withdraw such tender will be deemed to have given instructions under the DRIP to receive his or her last distribution in cash.

8.	Certain Information Concerning the Fund

The Fund’s principal executive offices are located at 4000 Ericson Drive, Warrendale, PA 15086-7561, telephone: (800) 341-7400.

Available Information about the Fund. The Fund is subject to the informational requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), and in accordance therewith files annual reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. The Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s Trustees and executive officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC’s web site (http://www.sec.gov).

Except as otherwise stated in the Offer, the information concerning the Fund contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

Agreements Involving the Fund’s Securities. Federated Investment Management Company (“Federated”) acts as the investment adviser for the Fund pursuant to an investment management agreement.

The Fund also is a party to certain other service agreements. The Fund has an administrative services agreement with Federated Administrative Services (“FAS”) that provides that FAS shall provide the Fund with administrative personnel and services. Computershare Trust Company, N.A. serves as the Fund’s transfer agent, registrar, and dividend paying agent for its Common Shares. State Street Bank and Trust Company serves as the custodian for the Fund.

9.	Source and Amount of Funds

The actual cost to the Fund cannot be determined at this time because the number of Common Shares to be purchased will depend on the number tendered, and the price will be 98% of NAV on August 11, 2017, or such later date to which the Offer is extended by the Fund in its sole discretion. If the NAV on that date were the same as the NAV on July 6, 2017, and if 20% of the outstanding Common Shares were purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $19,446,892.45.

The Fund intends to use cash on hand and also is likely to sell portfolio securities to pay the purchase price for Common Shares tendered. The Board and Federated believe that the Fund has monies, either as cash or through the sale of portfolio securities, to purchase the Common Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board, there are not sufficient monies to pay for tendered Common Shares, the Fund may terminate the Offer in its sole discretion. See “The Offer – Conditions to the Offer.”

10.	Interest of Trustees and Executive Officers; Transactions and Arrangements Concerning the Common Shares

The business address of the Trustees and executive officers of the Fund is 4000 Ericson Drive, Warrendale, PA 15086-7561. As of July 6, 2017, the Trustees and executive officers of the Fund did not beneficially own any Common Shares except for J. Christopher Donahue, Director of the Fund, who owned 6,800 Common Shares. The Common Shares held by Mr. Donahue constitutes less than 1% of the outstanding Common Shares of the Fund.

Based upon the Fund’s records and upon information provided to the Fund by its Trustees and executive officers, neither the Fund nor, to the best of the Fund’s knowledge, any of the Trustees or executive officers of the Fund, has effected any transactions in the Common Shares, other than dividend reinvestment, during the sixty day period prior to the date hereof.

The Fund has been advised that none of its executive officers or Trustees currently intends to tender Common Shares, if any, held of record or beneficially by such person for purchase pursuant to the Offer.

Except as set forth in this Offer to Purchase, to the best of the Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s executive officers or Trustees, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, without limitation, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

11.	Certain Effects of the Offer

Effect on NAV and Consideration Received by Tendering Common Shareholders. To pay the aggregate purchase price of Common Shares accepted for payment pursuant to the Offer, the Fund anticipates using cash on hand and also is likely to sell portfolio securities to pay the purchase price for Common Shares tendered.

If the Fund is required to sell portfolio securities to raise cash to finance the Offer, the market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, may decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Common Share to be paid in the Offer will be dependent upon the NAV as determined on the Expiration Date, if such a decline continued to the Expiration Date, the consideration received by tendering Common Shareholders would be reduced more than it otherwise might. In addition, the sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of the Offer, the Fund’s NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Common Shareholders and the value per Common Share for non-tendering Common Shareholders.

Common Shareholders should note that the Offer may result in accretion to the Fund’s NAV following the Offer, due to the fact that the tender price would represent a 2% discount to the Fund’s NAV at that time. There is no guarantee that the potential accretion to the Fund’s NAV will offset any decline in its NAV as discussed above and the expenses of the Offer.

The Fund is likely to sell portfolio securities during the pendency of the Offer to raise the cash for the purchase of Common Shares. Thus, it is likely that during part of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents. This large cash position may interfere with the Fund’s ability to meet its investment objective or implement its investment strategy, and may affect the Fund’s investment performance.

The Fund is required by law to pay for tendered Common Shares it accepts for payment promptly after the Expiration Date of the Offer. Because the Fund will not know the number of Common Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Common Shares. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Common Shares tendered, it may terminate the Offer or extend the Offer to allow additional time to raise sufficient cash, in each case, in its sole discretion.

Reduction in Shares Outstanding. The Fund’s purchase of Common Shares in the Offer will reduce the number of Common Shares outstanding that might otherwise trade publicly and may reduce the number of Common Shareholders. Assuming the Offer is fully subscribed, the Fund will have 5,585,859 Common Shares outstanding following the purchase of Common Shares tendered in the Offer. The actual number of Common Shares outstanding will depend on the number of Common Shares tendered and purchased in the Offer. This may reduce the volume of trading in the Common Shares and make it more difficult to buy or sell significant amounts of Common Shares without affecting the market price, which could adversely affect continuing Common Shareholders.

The Common Shares currently constitute “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Common Shares as collateral when certain conditions are met. The Fund believes that, following the purchase of Common Shares pursuant to the Offer, the Common Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Common Shares the Fund acquires pursuant to the Offer will be canceled and returned to the status of authorized but unissued shares and will be available for the Fund to issue without further Common Shareholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the Common Shares is then listed) for purposes including, without limitation, the raising of additional capital for use in the Fund’s business and the satisfaction of obligations under existing or future compensation programs for Directors.

Effect on Registration. As noted earlier, the Fund is registered under the 1940 Act and the Common Shares are registered under the Exchange Act, which require, among other things, that the Fund furnish certain information to its Common Shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of the Common Shareholders. The Fund believes that its purchase of Common Shares pursuant to the Offer will not result in deregistration of the Fund or the Common Shares under the 1940 Act or the Exchange Act, as applicable. Moreover, the Offer also allows Common Shareholders to sell a portion of their Common Shares while retaining a continuing equity interest in the Fund.

Recognition of Capital Gains/Losses. As noted, the Fund will likely be required to sell portfolio securities to pay the purchase price for Common Shares tendered pursuant to the Offer. If the Fund’s tax basis in the securities so sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to Common Shareholders of record (reduced by net capital losses realized during the taxable year in which those sales occurred, if any, and available capital loss carryovers that are not applied to other net capital gains realized during that year) following the end of that year (Novembers 30). This recognition and distribution of net gains, if any, would have two negative consequences: first, Common Shareholders that receive those distributions would be required to pay taxes on a greater amount of capital gain dividends than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional net capital gains. This could adversely affect the Fund’s performance. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio securities at the time that the Fund is required to liquidate securities (and hence the amount of capital gains or losses that would be realized and recognized). In addition, some of the gains may be realized on securities the Fund held for one year or less, the distributions of which would generate income taxable to the Common Shareholders at ordinary income rates.

Tax Consequences of Purchase to Common Shareholders. The Fund’s purchase of tendered Common Shares pursuant to the Offer will have tax consequences for tendering Common Shareholders and may have tax consequences for non-tendering Shareholders. See “The Offer — Certain Federal Income Tax Consequences.”

Effect on Remaining Common Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Common Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate equity interest in the Fund of non-tendering Common Shareholders, and thus, in the Fund’s future earnings and assets. Common Shareholders may be able to sell non-tendered Common Shares in the future on the NYSE or otherwise at a net price as high as or higher than the Per Share Amount. The Fund can give no assurance, however, as to the price at which a Common Shareholder may be able to sell their Common Shares in the future.

All Common Shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Common Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Common Shares repurchased, and may have an adverse effect on the Fund’s leverage position and investment performance.

Since the Fund is likely to sell portfolio securities during the pendency of the Offer to raise at least part of the cash to purchase tendered Common Shares, if the Fund raises more cash than necessary to purchase tendered Common Share, it is likely that, for a short time before and after the Expiration Date, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents. This cash position may interfere with the Fund’s ability to meet its investment objective or implement it investment strategy, and may affect the Fund’s investment performance.

Possible Proration. If greater than the Offer Amount for the Fund is tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Common Shares tendered on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Common Shares). Accordingly, Common Shareholders cannot be assured that all of their tendered Common Shares will be repurchased.

Effect on Share Certificates. If any tendered shares evidenced by Share Certificates are not purchased or are properly withdrawn, or if fewer than all Common Shares evidenced by a Common Shareholder’s Share Certificates are tendered, Share Certificates for unpurchased shares will not be returned. In such case, Common Shares evidenced by Share Certificates will be credited to the appropriate account maintained by the tendering Common Shareholder at the Book-Entry Transfer Facility. In each case, the Fund will not charge the Common Shareholder for costs the Fund incur returning or crediting the Common Shares to the Common Shareholder. See the Letter of Transmittal for additional information.

12.	Purpose of the Offer

The Offer was considered as part of the Board’s ongoing review of available options to enhance Common Shareholder value, address the discount at which the Fund’s Common Shares have traded and provide liquidity. The Board, upon recommendation from Federated, as the Fund’s investment adviser, approved the Fund conducting the Offer and thereafter reorganizing the Fund, on a tax-free basis, into Federated Premier Municipal Income Fund (NYSE: FMN) (the “Reorganization”), another closed-end fund managed by Federated with identical investment objectives and substantially similar investment strategies. For certain Common Shareholders, the Reorganization may not be desirable because, although the Fund and Federated Premier Municipal Income Fund have identical investment objectives and substantially similar strategies, the Fund’s portfolio has a shorter duration. The Board and Federated believe that the Offer would provide a liquidity opportunity and a potential alternative to the Reorganization if desired as Common Shareholders could exit at least a portion of their position in the Fund at a price close to NAV. The Offer also resolved a shareholder proposal and Trustee nominations received from a large Common Shareholder.

In approving the Offer, the Board considered a number of factors, including, without limitation: that the Offer could provide Common Shareholders with the opportunity to tender all or a portion of their shares at a price greater than what they could realize in the secondary market at that time; that the Offer could increase liquidity for Common Shareholders in a manner that balances the interests of tendering and non-tendering Common Shareholders; that the Offer is expected to have an accretive impact to NAV for Common Shareholders who remain invested in the Fund; and that the Offer may assist in narrowing the discount to NAV at which Common Shares trades. The Board also considered whether the Offer would be consistent with the investment and other policies of the Fund; the potential impact the Offer may have on the asset size and expenses of the Fund; and the potential impact of the Offer on the Fund’s ability to implement its investment strategies, achieve its investment objective, and maintain its leverage. The Board also considered that the Offer could have a potential positive impact on the Fund’s expense ratio if the Offer deters future proxy contests or other disruptive activities. In addition, the Board considered the Offer in light of the other steps the Fund has taken or might take to increase liquidity, enhance Common Shareholder value, and potentially reduce the Fund’s trading discount.

The Board also considered that Federated recommended the Offer (and Reorganization) to the Board and believed it should enhance Shareholder value. In evaluating Federated’s recommendation, the Board took into account that Federated negotiated an agreement with a certain large Common Shareholder pursuant to which Federated would agree, to the extent it was consistent with its fiduciary duties, to recommend to the Board the Offer and the Reorganization, which, if approved by shareholders, would be consummated after the Expiration Date. The Common Shareholder agreed, among other things, to revert to passive investing for a period of time and to withdraw its shareholder proposals and Trustee nominations.

There can be no assurance that the Offer will reduce or eliminate any spread between market price and the NAV of the Fund’s Common Shares. The market price of the Fund’s Common Shares will be determined by, among other things, the relative demand for and supply of Common Shares in the market, the Fund’s investment performance, the Fund’s distributions and yields and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives. Historically, tender offers have resulted in only a temporary reduction, if any, to the discount. Nevertheless, the fact that the Offer is being conducted may result in more of a reduction in the spread between market price and NAV than might be the case if there were no tender offer. Consistent with its fiduciary obligations, in addition to the Offer, the Board will continue its broad review of potential actions that may benefit the Fund and the Shareholders. If the Reorganization is approved by shareholders the Fund will not make any additional tender offers. If the Reorganization is not approved by shareholders, the Fund cannot assure you that the Fund will make a tender offer in the future.

Neither the Fund nor its Board, nor Federated or the Information Agent, makes any recommendation to any Common Shareholder as to whether to tender or refrain from tendering any or all of such Common Shareholder’s Common Shares and has not authorized any person to make any such recommendation. Common Shareholders are urged to evaluate carefully all information about the Offer, consult their own investment and tax advisors and make their own decisions whether to tender Common Shares and, if so, how many Common Shares to tender.

13.	Conditions to the Offer

Notwithstanding any other provision of the Offer, it is the announced policy of the Board, which may be changed by the Trustees, that the Fund cannot accept tenders or effect repurchases if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Common Shares from the NYSE; (b) cause the Fund to no longer qualify as a “regulated investment company” under the Code (which would make the Fund subject to federal income tax on all of its net income and gains in addition to the taxation of Common Shareholders who receive distributions from the Fund); or (c) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) the amount of Common Shares tendered would require liquidation of such a substantial portion of the Fund’s securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Common Shares to the detriment of non-tendering Common Shareholders; (3) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of the Offer; (b) challenges the acquisition by the Fund of Common Shares pursuant to the Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Offer; (c) seeks to obtain any material amount of damages in connection with the Offer; or (d) otherwise directly or indirectly adversely affects the Offer or the Fund; (4) there is any (a) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s); (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (c) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (d) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (e) in the Board’s judgment, other event or condition which would have a material adverse effect on the Fund or the Common Shareholders if tendered Common Shares was purchased; or (8) the Board determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its Common Shareholders. The Trustees may modify these conditions in light of experience.

The Fund reserves the right, at any time during the pendency of the Offer and in its sole discretion, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Common Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in the section “The Offer – Extension of Tender Period; Termination; Amendment” of this Offer to Purchase. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in the section “The Offer – Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including, without limitation, any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, before the payment date, in its sole discretion. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.

14.	Plans or Proposals of the Fund; Regulatory Approvals

Except to the extent described herein, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business, except as resulting from the Offer, the Reorganization, any other tender offer that may be contemplated in the future or otherwise set forth herein); any material changes in the Fund’s present capitalization (except as resulting from the Offer, the Reorganization, any other tender offer that may be contemplated in the future or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

Except as described in this Offer to Purchase, the Fund is not aware of any governmental license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Common Shares as contemplated by the Offer or, of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund’s acquisition or ownership of Common Shares as contemplated by the Offer. Should any such approval or other action be required, the Fund currently contemplates that it will seek approval or other action will be sought. The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Common Shares tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligation to accept for payment and pay for Common Shares under the Offer is subject to various conditions. See “The Offer – Conditions to the Offer.”

15.	Fees and Expenses

The Fund has retained Georgeson to act as the Information Agent and Computershare Trust Company, N.A., to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Common Shares by mail, telephone, telex, email, telegraph and personal interviews and may request brokers and other Nominee Holders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services and will be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

The Fund will not pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Common Shares pursuant to the Offer. Brokers and other Nominee Holders will, upon request, be reimbursed by the Fund for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker or other Nominee Holder has been authorized to act as the agent of the Fund, the Information Agent, or the Depositary for purposes of the Offer.

16.	Miscellaneous

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Fund may, in our discretion, take such action as the Fund may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Common Shares in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Fund not contained in the Offer Documents and, if given or made, such information or representation must not be relied upon as having been authorized.

The Fund has caused to be filed with the SEC this Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in “The Offer – Certain Information Concerning the Fund” of the Offer to Purchase (except that such information will not be available at the regional offices of the SEC).

Federated Premier Intermediate Municipal Income Fund

July 14, 2017

Any required documents should be sent to the Depositary at one of the addresses set forth below. If you have questions or need additional copies of the Offer to Purchase or the Letter of Transmittal, you can contact the Information Agent at its address or telephone number set forth below. You may also contact your broker or other Nominee Holder for assistance concerning the Offer.

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By First Class Mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	By Registered Certified or Express Mail or Overnight Courier: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

All Holders Call Toll Free: (866) 856-6388